EXHIBIT (i)

                     ROTHGERBER JOHNSON & LYONS LLP
                      One Tabor Center, Suite 3000
                         1200 Seventeenth Street
                         Denver, Colorado 80202
                             (303) 623-9000


February 28, 2003

U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549-1004

                Re:    Choice Funds/Choice Focus Fund,
                       Choice Balanced Fund and Choice
                       Long-Short Fund
                       Amendments to Registration Statement on Form N-1A Amendments to Registration Statement on Form N-1A SEC File No. 333-83419
                       Investment Company Act Registration No. 811-09485

Ladies and Gentlemen:

     We have reviewed the attached amendment by Choice Funds with regard to the Choice Focus Fund and Choice Balanced Fund, and the Choice Long-Short Fund (the "Funds") filed with the U.S. Securities and Exchange Commission. It is our opinion that the amendment does not contain disclosures that would render it ineligible to become effective under Rule 485(b) of Regulation C promulgated under the Securities Act of 1933.

     In addition, in connection with this amendment regarding the Funds, Choice Funds advised that the Funds will continue to offer and sell an unlimited number of shares in the Funds and that the shares have no par value.

     We have reviewed such corporate documents and have made such investigation of Delaware law as we have deemed necessary under the circumstances. Based on that review and investigation, it is our opinion the shares referenced above have been duly authorized and issued and are fully paid and non-assessable.

                              Sincerely yours,

                              ROTHGERBER JOHNSON & LYONS LLP

cc:  Choice Funds